Exhibit 99.1

Mercantile Bancorp, Inc. Declares Cash Dividend, holds Annual Meeting

QUINCY, IL-- (BUSINESS WIRE)--May 24, 2005--The Board of Directors of Mercantile Bancorp, Inc. (AMEX: MBR) approved a quarterly cash dividend of 6 cents per share at its regular meeting on May 23.  The dividend is payable June 15, 2005 to stockholders of record at the close of business on June 1, 2005, according to Dan S. Dugan, Chairman, President and CEO.

In addition, the Board announced results of the Annual Meeting of the Stockholders held the same day at the offices of the Company.  Michael J. Foster, William G. Keller, Jr., Harold W. Knapheide III, Frank H. Musholt, Walter D. Stevenson III, Ted T. Awerkamp, and Mr. Dugan were re-elected by stockholders to serve as Company directors for the ensuing year.

Stockholders also ratified the selection of the accounting firm of BKD, LLP as the independent auditors of the Company for the year ending December 31, 2005, and did not approve a proposed Equity Incentive Plan.

In commenting on the actions, Dugan said: “This quarter’s dividend rate is consistent with past practices and fundamental to providing a return to the investors.  We look forward to continuing the work of growing the Company.”

The Board subsequently elected officers of the Company for the coming year.  Dugan was re-elected as Chairman, President and CEO, Awerkamp as Vice President and Secretary, Michael P. McGrath as Vice President, Treasurer and CFO, and Daniel J. Cook as Vice President.

Mercantile Bancorp, Inc. is a multi-state bank holding company headquartered in Quincy, Illinois.  At March 31, 2005, the Company managed total assets in excess of $1.05 billion, total loans over $784 million and total deposits over $885 million.  Through its majority-owned subsidiaries, consisting of 6 banks in Illinois, 2 banks in Missouri and 1 bank in Kansas, the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services, and asset management, and provides other financial services and products.  In addition, the Company has minority investments in 4 community banks in Missouri, Georgia and Florida. Further information is available on the Company’s website at www.mercbanx.com.

Mercantile Bancorp, Inc. stock is traded on the American Stock Exchange under the quotation ticker symbol “MBR”.

This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,”  “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “except,” “target” and similar expressions.  These forward-looking statements are subject to significant risks, assumptions and uncertainties.  Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements.  The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.

Questions regarding this information should be directed to Mr. Dugan at (217) 223-7300, or by e-mail at investor.relations@mercbanx.com